Herc Holdings Reports Nine Months 2024 Results and
Updates 2024 Full Year Guidance

Third Quarter 2024 Highlights
–Record equipment rental revenue of $866 million, an increase of 13%
–Record total revenues of $965 million, an increase of 6%
–Rental pricing increased 2.3% year-over-year
–M&A and greenfield openings offset impact from decelerating local-market revenue growth
–Net income increased 8% to $122 million, or $4.28 per diluted share
–Adjusted EBITDA of $446 million increased 9%; adjusted EBITDA margin of 46.2%
–Free cash flow of $218 million for the nine months ended September 30, 2024

Bonita Springs, Fla., October 22, 2024 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended September 30, 2024.
“In the third quarter, we significantly outpaced overall industry growth on both a total rental revenue basis and from an organic revenue perspective,” said Larry Silber, president and chief executive officer. “By capitalizing on our broad end-market coverage, diversified product and services offering and expanding share in resilient urban markets, we continue to deliver strong volume and a solid price/mix performance.

“We increased third quarter rental revenue by 13% to a new quarterly record, primarily reflecting the continued robust growth from mega projects and contributions from our increased branch network and recent acquisitions. This growth was achieved despite a tough year-over-year comparison and a challenging interest rate environment for local-project starts,” said Silber.

“As we manage the complexities of disparate levels of demand across geographies, end markets and project types, our team is agile and remains focused on aligning costs and balancing fleet, while continuing to support the growth of our business and deliver outstanding customer service.”

2024 Third Quarter Financial Results

•Total revenues increased 6% to $965 million compared to $908 million in the prior-year period. The year-over-year increase of $57 million primarily related to an increase in equipment rental revenue of $101 million, reflecting positive pricing of 2.3% and increased volume of 10.7%. Sales of rental equipment decreased by $43 million during the period. Fleet rotation in the prior year period was accelerated due to easing of supply chain disruptions in certain categories of equipment.

•Dollar utilization increased to 42.2% in the third quarter compared to 42.1% in the prior-year period.

•Direct operating expenses were $334 million, or 38.6% of equipment rental revenue, compared to $288 million, or 37.6% in the prior-year period. The increase related primarily to the growth of the business with personnel and facilities costs associated with greenfields and acquisitions.

•Depreciation of rental equipment increased 4% to $174 million due to higher year-over-year average fleet size. Non-rental depreciation and amortization increased 14% to $33 million primarily due to amortization of acquisition intangible assets.

•Selling, general and administrative expenses was $123 million, or 14.2% of equipment rental revenue, compared to $115 million, or 15.0% in the prior-year period due to continued focus on improving operating leverage while expanding revenues.

•Interest expense increased to $69 million compared with $60 million in the prior-year period due to increased borrowings primarily to fund acquisition growth and invest in rental equipment.

•Net income was $122 million compared to $113 million in the prior-year period. Adjusted net income increased 9% to $124 million, or $4.35 per diluted share, compared to $114 million, or $4.00 per diluted share, in the prior-year period. The effective tax rate was 24% compared to 23% in the prior-year period.

•Adjusted EBITDA increased 9% to $446 million compared to $410 million in the prior-year period and adjusted EBITDA margin was 46.2% compared to 45.2% in the prior-year period.

2024 Nine Months Financial Results

•Total revenues increased 7% to $2,617 million compared to $2,450 million in the prior-year period. The year-over-year increase of $167 million primarily related to an increase in equipment rental revenue of $229 million, reflecting positive pricing of 3.5% and increased volume of 8.4%, partially offset by unfavorable mix driven primarily by inflation. Sales of rental equipment decreased by $63 million during the period. Fleet rotation in the prior year period was accelerated due to easing of supply chain disruptions in certain categories of equipment.

•Dollar utilization increased to 41.0% compared to 40.8% in the prior-year period.

•Direct operating expenses were $967 million, or 41.1% of equipment rental revenue, compared to $851 million, or 40.1% in the prior-year period. The increase related primarily to the growth of the business with personnel and facilities costs associated with greenfields and acquisitions. Additionally, delivery expenses were higher due to internal transfers of equipment to branches in higher growth regions to drive fleet efficiency. Finally, insurance expense increased, primarily related to increased self insurance reserves due to claims development attributable to unsettled cases.

•Depreciation of rental equipment increased 4% to $499 million due to higher year-over-year average fleet size. Non-rental depreciation and amortization increased 11% to $92 million primarily due to amortization of acquisition intangible assets.

•Selling, general and administrative expenses were $358 million, or 15.2% of equipment rental revenue, compared to $332 million, or 15.7% in the prior-year period due to continued focus on improving operating leverage while expanding revenues.

•Interest expense increased to $193 million compared with $162 million in the prior-year period due to increased borrowings primarily to fund acquisition growth and invest in rental equipment.

•Net income was $257 million compared to $256 million in the prior-year period. Adjusted net income increased 2% to $265 million, or $9.30 per diluted share, compared to $260 million, or $9.03 per diluted share, in the prior-year period. The effective tax rate was 23% compared to 21% in the prior-year period.

•Adjusted EBITDA increased 7% to $1,145 million compared to $1,070 million in the prior-year period and adjusted EBITDA margin was 43.8% compared to 43.7% in the prior-year period.
Rental Fleet
•Net rental equipment capital expenditures were as follows (in millions):

	Nine Months Ended September 30,
	2024	2023
Rental equipment expenditures	$753	$1,100
Proceeds from disposal of rental equipment	(198)	(231)
Net rental equipment capital expenditures	$555	$869
•As of September 30, 2024, the Company's total fleet was approximately $7.1 billion at OEC.

•Average fleet at OEC in the third quarter increased 12% compared to the prior-year period.

•Average fleet age was 46 months as of September 30, 2024 compared to 45 months in the comparable prior-year period.

Disciplined Capital Management
•The Company completed 8 acquisitions with a total of 26 locations and opened 16 new greenfield locations during the nine months ended September 30, 2024.

•Net debt was $4.0 billion as of September 30, 2024, with net leverage of 2.7x compared to 2.5x in the same prior-year period. Cash and cash equivalents and unused commitments under the ABL Credit Facility contributed to approximately $1.9 billion of liquidity as of September 30, 2024.

•The Company declared its quarterly dividend of $0.665 paid to shareholders of record as of August 23, 2024 on September 6, 2024.

Outlook
The Company is updating its full year 2024 equipment rental revenue growth and gross and net rental capital expenditures guidance ranges, while reaffirming its adjusted EBITDA guidance range, presented below, which excludes the Cinelease studio entertainment and lighting and grip equipment rental business. The guidance range for the full year 2024 adjusted EBITDA reflects an increase of 6% to 9% compared to full year 2023 results, excluding Cinelease. The sale process for the Cinelease studio entertainment business is ongoing.

	Prior	Current
Equipment rental revenue growth:	7% to 10%	9.5% to 11%
Adjusted EBITDA:	$1.55 billion to $1.60 billion	$1.55 billion to $1.60 billion
Net rental equipment capital expenditures after gross capex:	$500 million to $700 million, after gross capex of $750 million to $1 billion	$650 million to $700 million after gross capex of $950 million to $1 billion
As a leader in an industry where scale matters, the Company expects to continue to gain share by capturing an outsized position of the forecasted higher construction spending in 2024 by investing in its fleet, optimizing its existing fleet, capitalizing on strategic acquisitions and greenfield opportunities, and cross-selling a diversified product portfolio.

Earnings Call and Webcast Information

Herc Holdings' third quarter 2024 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-800-715-9871 and international participants should call the country specific dial in numbers listed at https://registrations.events/directory/international/itfs.html, using the access code: 9128891. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the Company website at IR.HercRentals.com, where it will be archived for 12 months after the call.

About Herc Holdings Inc.

Founded in 1965, Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is a full-line rental supplier with 439 locations across North America, and 2023 total revenues were approximately $3.3 billion. We offer products and services aimed at helping customers work more efficiently, effectively, and safely. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction, and lighting equipment. Our ProSolutions® offering includes industry-specific, solutions-based services in tandem with power generation, climate control, remediation and restoration, pumps, and trench shorting equipment as well as our ProContractor professional grade tools. We employ approximately 7,700 employees, who equip our customers and communities to build a brighter future. Learn more at www.HercRentals.com and follow us on Instagram, Facebook and LinkedIn.

Certain Additional Information

In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue (excluding re-rent, delivery, pick-up and other ancillary revenue) by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements as that term is defined by the federal securities laws, including statements concerning our business plans and strategy, projected profitability, performance or cash flows, future capital expenditures, our growth strategy, including our ability to grow organically and through M&A, anticipated financing needs, business trends, our capital allocation strategy, liquidity and capital management, exploring strategic alternatives for Cinelease, including the timing of the review process, the outcome of the process and the costs and benefits of the process, and other information that is not historical information. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and there can be no assurance that our current expectations will be achieved. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.
Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share, free cash flow and certain results excluding the Cinelease studio entertainment business. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.
Contact:

Leslie Hunziker
Senior Vice President,
Investor Relations, Communications & Sustainability
Leslie.hunziker@hercrentals.com
239-301-1675

(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Equipment rental	$866	$765	$2,350	$2,121
Sales of rental equipment	81	124	215	278
Sales of new equipment, parts and supplies	9	11	28	29
Service and other revenue	9	8	24	22
Total revenues	965	908	2,617	2,450
Expenses:
Direct operating	334	288	967	851
Depreciation of rental equipment	174	167	499	480
Cost of sales of rental equipment	66	99	157	201
Cost of sales of new equipment, parts and supplies	6	7	18	19
Selling, general and administrative	123	115	358	332
Non-rental depreciation and amortization	33	29	92	83
Interest expense, net	69	60	193	162
Other expense (income), net	—	(3)	(1)	(2)
Total expenses	805	762	2,283	2,126
Income before income taxes	160	146	334	324
Income tax provision	(38)	(33)	(77)	(68)
Net income	$122	$113	$257	$256

Weighted average shares outstanding:
Basic	28.4	28.3	28.4	28.5
Diluted	28.5	28.5	28.5	28.8
Earnings per share:
Basic	$4.30	$3.99	$9.05	$8.98
Diluted	$4.28	$3.96	$9.02	$8.89

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2024	December 31, 2023
ASSETS	(unaudited)
Cash and cash equivalents	$142	$71
Receivables, net of allowances	623	563
Other current assets	66	77
Current assets held for sale	20	21
Total current assets	851	732
Rental equipment, net	4,283	3,831
Property and equipment, net	541	465
Right-of-use lease assets	842	665
Goodwill and intangible assets, net	1,231	950
Other long-term assets	9	10
Long-term assets held for sale	415	408
Total assets	$8,172	$7,061

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$20	$19
Current maturities of operating lease liabilities	38	37
Accounts payable	360	212
Accrued liabilities	258	221
Current liabilities held for sale	21	19
Total current liabilities	697	508
Long-term debt, net	4,163	3,673
Financing obligations, net	101	104
Operating lease liabilities	830	646
Deferred tax liabilities	799	743
Other long term liabilities	44	46
Long-term liabilities held for sale	61	68
Total liabilities	6,695	5,788
Total equity	1,477	1,273
Total liabilities and equity	$8,172	$7,061

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In millions)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$257	$256
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of rental equipment	499	480
Depreciation of property and equipment	60	53
Amortization of intangible assets	32	30
Amortization of deferred debt and financing obligations costs	3	3
Stock-based compensation charges	16	15
Provision for receivables allowances	48	49
Deferred taxes	57	41
Gain on sale of rental equipment	(58)	(77)
Other	10	1
Changes in assets and liabilities:
Receivables	(76)	(79)
Other assets	(5)	(3)
Accounts payable	17	10
Accrued liabilities and other long-term liabilities	34	17
Net cash provided by operating activities	894	796
Cash flows from investing activities:
Rental equipment expenditures	(753)	(1,100)
Proceeds from disposal of rental equipment	198	231
Non-rental capital expenditures	(127)	(119)
Proceeds from disposal of property and equipment	6	11
Acquisitions, net of cash acquired	(567)	(332)
Other investing activities	—	(15)
Net cash used in investing activities	(1,243)	(1,324)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	800	—
Proceeds from revolving lines of credit and securitization	1,530	1,755
Repayments on revolving lines of credit and securitization	(1,821)	(1,016)
Principal payments under finance lease and financing obligations	(15)	(12)
Dividends paid	(58)	(56)
Repurchase of common stock	—	(107)
Other financing activities, net	(16)	(19)
Net cash provided by financing activities	420	545
Effect of foreign exchange rate changes on cash and cash equivalents	—	—
Net change in cash and cash equivalents during the period	71	17
Cash and cash equivalents at beginning of period	71	54
Cash and cash equivalents at end of period	$142	$71

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of transaction related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income	$122	$113	$257	$256
Income tax provision	38	33	77	68
Interest expense, net	69	60	193	162
Depreciation of rental equipment	174	167	499	480
Non-rental depreciation and amortization	33	29	92	83
EBITDA	436	402	1,118	1,049
Non-cash stock-based compensation charges	7	6	16	15
Transaction related costs	3	2	9	5
Other(1)	—	—	2	1
Adjusted EBITDA	$446	$410	$1,145	$1,070

Total revenues	$965	$908	$2,617	$2,450
Adjusted EBITDA	$446	$410	$1,145	$1,070
Adjusted EBITDA margin	46.2%	45.2%	43.8%	43.7%
(1) Other consists of restructuring charges and spin-off costs.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA, ADJUSTED EBITDA AND ADJUSTED REBITDA
EXCLUDING STUDIO ENTERTAINMENT RECONCILIATIONS
Unaudited
(in millions)

EBITDA, Adjusted EBITDA, REBITDA, Adjusted EBITDA Margin, REBITDA Margin and REBITDA Flow-Through Excluding Studio Entertainment - Each metric below has been adjusted to exclude the studio entertainment business due to the intent to sell that business and provides the operating performance of the remaining business.

	Three Months Ended September 30, 2024			Three Months Ended September 30, 2023
	Herc	Studio	Ex-Studio	Herc	Studio	Ex-Studio
Equipment rental revenue	$866	$16	$850	$765	$5	$760
Total revenues	965	18	947	908	7	901
Total expenses	805	17	788	762	25	737
Income (loss) before income taxes	160	1	159	146	(18)	164
Income tax (provision) benefit	(38)	(1)	(37)	(33)	3	(36)
Net income	122	—	122	113	(15)	128
Income tax provision	38	1	37	33	(3)	36
Interest expense, net	69	—	69	60	—	60
Depreciation of rental equipment	174	—	174	167	8	159
Non-rental depreciation and amortization	33	—	33	29	1	28
EBITDA	436	1	435	402	(9)	411
Non-cash stock-based compensation charges	7	—	7	6	—	6
Transaction related costs	3	—	3	2	—	2
Adjusted EBITDA	446	1	445	410	(9)	419
Less: Gain (loss) on sales of rental equipment	15	—	15	25	—	25
Less: Gain (loss) on sales of new equipment, parts and supplies	3	—	3	4	—	4
Rental Adjusted EBITDA (REBITDA)	$428	$1	$427	$381	$(9)	$390

Total revenues	$965	$18	$947	$908	$7	$901
Adjusted EBITDA	$446	$1	$445	$410	$(9)	$419
Adjusted EBITDA margin	46.2%	5.6%	47.0%	45.2%	(128.6)%	46.5%

Total revenues	$965	$18	$947	$908	$7	$901
Less: Sales of rental equipment	81	1	80	124	—	124
Less: Sales of new equipment, parts and supplies	9	1	8	11	—	11
Equipment rental, service and other revenues	$875	$16	$859	$773	$7	$766

Equipment rental, service and other revenues	$875	$16	$859	$773	$7	$766
Adjusted REBITDA	$428	$1	$427	$381	$(9)	$390
Adjusted REBITDA Margin	48.9%	6.3%	49.7%	49.3%	(128.6)%	50.9%

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA, ADJUSTED EBITDA AND ADJUSTED REBITDA
EXCLUDING STUDIO ENTERTAINMENT RECONCILIATIONS
Unaudited
(In millions)

EBITDA, Adjusted EBITDA, REBITDA, Adjusted EBITDA Margin, REBITDA Margin and REBITDA Flow-Through Excluding Studio Entertainment - Each metric below has been adjusted to exclude the studio entertainment business due to the intent to sell that business and provides the operating performance of the remaining business.

	Nine Months Ended September 30, 2024			Nine Months Ended September 30, 2023
	Herc	Studio	Ex-Studio	Herc	Studio	Ex-Studio
Equipment rental revenue	$2,350	$71	$2,279	$2,121	$40	$2,081
Total revenues	2,617	77	2,540	2,450	45	2,405
Total expenses	2,283	59	2,224	2,126	80	2,046
Income (loss) before income taxes	334	18	316	324	(35)	359
Income tax (provision) benefit	(77)	(4)	(73)	(68)	7	(75)
Net income	257	14	243	256	(28)	284
Income tax provision	77	4	73	68	(7)	75
Interest expense, net	193	—	193	162	—	162
Depreciation of rental equipment	499	—	499	480	24	456
Non-rental depreciation and amortization	92	—	92	83	3	80
EBITDA	1,118	18	1,100	1,049	(8)	1,057
Non-cash stock-based compensation charges	16	—	16	15	—	15
Transaction related costs	9	1	8	5	—	5
Other	2	—	2	1	1	—
Adjusted EBITDA	1,145	19	1,126	1,070	(7)	1,077
Less: Gain (loss) on sales of rental equipment	58	—	58	77	—	77
Less: Gain (loss) on sales of new equipment, parts and supplies	10	2	8	10	—	10
Rental Adjusted EBITDA (REBITDA)	$1,077	$17	$1,060	$983	$(7)	$990

Total revenues	$2,617	$77	$2,540	$2,450	$45	$2,405
Adjusted EBITDA	$1,145	$19	$1,126	$1,070	$(7)	$1,077
Adjusted EBITDA margin	43.8%	24.7%	44.3%	43.7%	(15.6)%	44.8%

Total revenues	$2,617	$77	$2,540	$2,450	$45	$2,405
Less: Sales of rental equipment	215	1	214	278	—	278
Less: Sales of new equipment, parts and supplies	28	4	24	29	—	29
Equipment rental, service and other revenues	$2,374	$72	$2,302	$2,143	$45	$2,098

Equipment rental, service and other revenues	$2,374	$72	$2,302	$2,143	$45	$2,098
Adjusted REBITDA	$1,077	$17	$1,060	$983	$(7)	$990
Adjusted REBITDA Margin	45.4%	23.6%	46.0%	45.9%	(15.6)%	47.2%

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, transaction related costs, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income	$122	$113	$257	$256
Transaction related costs	3	2	9	5
Other(1)	—	—	2	1
Tax impact of adjustments(2)	(1)	(1)	(3)	(2)
Adjusted net income	$124	$114	$265	$260

Diluted shares outstanding	28.5	28.5	28.5	28.8

Adjusted earnings per diluted share	$4.35	$4.00	$9.30	$9.03
(1) Other consists of restructuring charges and spin-off costs.
(2) The tax rate applied for adjustments is 25.5% in the three and nine months ended September 30, 2024 and 25.7% in the three and nine months ended September 30, 2023 and reflects the statutory rates in the applicable entities.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt, fund potential acquisitions and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Nine Months Ended September 30,
	2024	2023
Net cash provided by operating activities	$894	$796

Rental equipment expenditures	(753)	(1,100)
Proceeds from disposal of rental equipment	198	231
Net rental equipment expenditures	(555)	(869)

Non-rental capital expenditures	(127)	(119)
Proceeds from disposal of property and equipment	6	11
Other	—	(15)
Free cash flow	$218	$(196)

Acquisitions, net of cash acquired	(567)	(332)
Increase in net debt, excluding financing activities	$(349)	$(528)